    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 2002



                                                      REGISTRATION NO. 333-96621

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                              EL PASO CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             4922                            76-0568816
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                      ------------------------------------

                EL PASO CORPORATION                                 PEGGY A. HEEG, ESQ.
                 EL PASO BUILDING                                   EL PASO CORPORATION
               1001 LOUISIANA STREET                                 EL PASO BUILDING
               HOUSTON, TEXAS 77002                                1001 LOUISIANA STREET
                  (713) 420-2600                                   HOUSTON, TEXAS 77002
    (Address, including zip code, and telephone                       (713) 420-2600
   number, including area code, of registrant's      (Name, address, including zip code, and telephone
           principal executive officer)             number, including area code, of agent for service)

                      ------------------------------------

                                              COPIES TO:
                  DAVID F. TAYLOR                                 KELLY J. JAMESON, ESQ.
             LOCKE LIDDELL & SAPP LLP                               EL PASO CORPORATION
             3400 JPMORGAN CHASE TOWER                               EL PASO BUILDING
                 600 TRAVIS STREET                                 1001 LOUISIANA STREET
               HOUSTON, TEXAS 77002                                HOUSTON, TEXAS 77002
                  (713) 226-1200                                      (713) 420-2600

                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                            AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                TO BE           OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED           PER UNIT(1)           PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
7 7/8% Notes due June 15, 2012......     $500,000,000             100%             $500,000,000          $46,000(1)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the Notes will be offered.
                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 9, 2002

PROSPECTUS

                              EL PASO CORPORATION

                               OFFER TO EXCHANGE
                   REGISTERED 7 7/8% NOTES DUE JUNE 15, 2012
                                      FOR
                 ALL OUTSTANDING 7 7/8% NOTES DUE JUNE 15, 2012
                 ($500,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

     We are offering to exchange all of our outstanding 7 7/8% Notes due June 15, 2012 for our registered 7 7/8% Notes due June 15, 2012. In this prospectus, we will call the original notes the "Old Notes" and the registered notes the "New Notes." The Old Notes and New Notes are collectively referred to in this prospectus as the "notes."

                               THE EXCHANGE OFFER

     - Expires 5:00 p.m., New York City time,                , 2002, unless
       extended.

     - Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

     - All outstanding Old Notes validly tendered and not withdrawn will be exchanged.

     - The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

                                 THE NEW NOTES

     - The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.

     - Interest on the New Notes will accrue from June 10, 2002 at the rate of 7 7/8% per annum, payable semi-annually in arrears on each June 15 and December 15, beginning December 15, 2002.


     - The New Notes will not be listed on any securities exchange or the NASDAQ Stock Market.

                             ---------------------


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


             The date of this prospectus is                , 2002.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    9
Cautionary Statement Regarding Forward-Looking Statements...   11
Where You Can Find More Information.........................   12
Ratio of Earnings to Fixed Charges..........................   14
Use of Proceeds.............................................   15
Capitalization..............................................   15
The Exchange Offer..........................................   16
Description of the Notes....................................   24
United States Federal Income Tax Consequences...............   32
ERISA Considerations........................................   35
Global Securities; Book-Entry System........................   38
Exchange Offer and Registration Rights......................   41
Plan of Distribution........................................   43
Legal Matters...............................................   44
Experts.....................................................   44


                               ------------------


     UNTIL           , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.



     This prospectus incorporates important business and financial information about El Paso that is not included in or delivered with this prospectus. See "Where You Can Find More Information" for more information about these matters.

                               PROSPECTUS SUMMARY


     This summary highlights some basic information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the "Risk Factors" section beginning on page 9 of this prospectus, as well as the section entitled "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" included in our Annual Report on Form 10-K for the year ended December 31, 2001, and the other documents incorporated by reference. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "El Paso," "us," "we," "our," or "ours," we are describing El Paso Corporation, together with its subsidiaries.


                                  OUR BUSINESS

     We are an energy company originally founded in 1928 in El Paso, Texas. Our principal operations include:

     - natural gas transportation, gathering, processing and storage;

     - natural gas and oil exploration, development and production;

     - energy and energy-related commodities and product marketing;

     - power generation;

     - energy infrastructure facility development and operation;


     - petroleum refining; and



     - chemicals production.



     Our operations are segregated into four primary business segments:
Pipelines, Production, Merchant Energy and Field Services. These segments are strategic business units that provide a variety of energy products and services. We manage each segment separately, and each segment requires different technology and marketing strategies.


     Our Pipelines segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the U.S. and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the U.S.: the Gulf Coast, California, the Northeast, the Midwest and the Southeast. These pipelines represent one of the largest integrated coast-to-coast mainline natural gas transmission systems in the U.S. Our U.S. pipeline systems also own or have interests in over 430 billion cubic feet (Bcf) of storage capacity used to provide a variety of services to our customers and own and operate a liquefied natural gas (LNG) terminal at Elba Island, Georgia that was reactivated in 2001. Our international pipeline operations include access between our U.S. based systems and Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

     Our Production segment leases approximately 5 million net acres in 19 states, including Colorado, Louisiana, Oklahoma, Texas, Utah, West Virginia and Wyoming, and in the Gulf of Mexico. We also have exploration and production rights in Australia, Bolivia, Brazil, Canada, Hungary, Indonesia and Turkey. During 2001, daily equivalent natural gas production exceeded 1.7 billion cubic feet of gas equivalents per day (Bcfe/d), and our reserves at December 31, 2001, were approximately 6.7 trillion cubic feet of gas equivalents (Tcfe).

     Our Merchant Energy segment is involved in a broad range of energy-related activities including asset ownership, customer origination, marketing and trading and financial services. We buy, sell and trade natural gas, power, crude oil, refined products and other energy commodities in the U.S. and internationally. We are also a significant owner of electric generating capacity and own or have interests in 95 facilities in 20 countries. The three refineries we operate have the capacity to process approximately 438 thousand barrels (MBbls) of crude oil per day and produce a variety of petroleum products. We also produce agricultural and industrial chemicals at five facilities in the U.S. Our financial services businesses manage investments in the North American energy industry. Most recently, Merchant Energy has announced its expansion into the LNG business.


     Our Field Services segment provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering natural gas from more than 15,000 natural gas wells with approximately 21,000 miles of natural gas gathering and natural gas liquids pipelines, and approximately 30 natural gas processing, treating and fractionation facilities located in some of the most active production areas in the U.S., including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, which serve a majority of the metropolitan areas and industrial load centers in Texas as well as markets in Louisiana. Our primary vehicle for growth and development of midstream energy assets is El Paso Energy Partners, L.P., a publicly traded master limited partnership of which our subsidiary serves as the general partner. El Paso Energy Partners provides natural gas, natural gas liquids and oil gathering and transportation, storage and other related services.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

RECENT DEVELOPMENTS

     Since November of 2001, the wholesale energy industry has experienced significant changes, including:

     - The bankruptcy of Enron Corp.;

     - The tightening of credit and the capital markets;

     - Recent investigations of trading strategies used by several wholesale market participants; and

     - The focus by ratings agencies on a more conservative balance between the business risk and the financial profile of wholesale energy market participants.

     In response to these industry changes, we announced in December 2001 a plan to strengthen our capital structure and enhance our liquidity. More recently, in May 2002, we announced a strategic repositioning plan to limit our investment in and exposure to energy trading and to increase our investment in core natural gas businesses. The key elements of our strategic repositioning plan include the following:

     - Restructuring our Merchant Energy segment, including:

      - Downsizing our trading and risk management activities;


      - Reducing our trading personnel and achieving $150 million of annualized cost savings;


      - Limiting our working capital investment in our trading activities to $1.0 billion; and

      - Realigning the activities in Merchant Energy under three areas: Power, Petroleum and LNG and Energy Trading.

     - Further enhancing our credit beyond the plan announced in December 2001 by:

      - Issuing $1.5 billion of equity securities;


      - Selling a series of midstream assets to El Paso Energy Partners for an estimated $782 million;


      - Reducing our company-wide annual operating expenses by at least $300 million (inclusive of the savings in Merchant Energy);

      - Decreasing our net debt to total capitalization to approximately 49%, including almost $2.0 billion of guarantees related to unconsolidated debt in the Electron and Gemstone investments; and

      - Reducing our non-cash earnings to approximately 5% of 2003 net income.

     - Increasing our investment in core natural gas assets by:

      - Increasing capital spending in our Production segment to $2.3 billion;


      - Pursuing an LNG strategy; and


      - Continuing an active infrastructure investment program.


     In June 2002, we issued approximately 51.8 million shares of our common stock at a public offering price of $19.95 per share and 11.5 million of our 9% equity security units at a public offering price of $50 per unit. Net proceeds from the offerings totaled approximately $1.6 billion and have been used to repay short-term borrowings and other financing obligations and for general corporate purposes.



     Also in June 2002, our Board of Directors authorized the sale of our coal mining operations. These operations consist of fifteen active underground and two surface mines located in Kentucky, Virginia and West Virginia. We expect to complete the sale of these operations before the end of 2002.



     We have prepared a pro forma presentation of the impact on our historical financial statements of our announced sale of the San Juan gathering and processing businesses, Typhoon Gas Pipeline, Typhoon Oil Pipeline and the Coastal Liquids Partners' NGL business to El Paso Energy Partners, as well as our sale of Texas and New Mexico midstream assets to El Paso Energy Partners completed in April 2002. This presentation has been included in a Form 8-K filed with the SEC on October 9, 2002, and is incorporated by reference into this prospectus.


     Our strategy has been, and continues to be, the ownership and control of a flexible portfolio of assets across the natural gas value chain. We will also continue to use this flexible portfolio to reallocate capital to those business segments which offer the best available returns. The ability to respond comprehensively and expeditiously to changing market conditions demonstrates the power of our vertically integrated natural gas franchise, the breadth of our assets and the scope of our portfolio of investment opportunities. We believe the successful implementation of our strategic repositioning plan will better enable us to participate in the significant growth opportunities available in our industry under existing market conditions.


     On September 23, 2002, a Federal Energy Regulatory Commission (FERC) Administrative Law Judge issued a recommended decision in which he concluded that our wholly-owned subsidiary, El Paso Natural Gas Company (EPNG), withheld pipeline capacity from the California market during the period from November 1, 2000 to March 31, 2001. We believe that the recommended decision is contrary to the facts and the law, and we will challenge the decision before the FERC and, if necessary, the United States Court of Appeals. A more detailed outline of our opinion of the errors in the decision is included in a Form 8-K filed with the SEC on September 25, 2002. It has been reported that the Chairman of the FERC has stated that he is hopeful that the FERC will act on this case by the end of the 2002. On October 4, 2002, EPNG filed a motion with the FERC requesting oral argument before the full FERC after all briefs on exceptions and opposing exceptions have been filed and urging the FERC to issue its decision by the end of the year.



     On October 2, 2002, Moody's Investors Service reduced our senior unsecured debt rating to Baa3, Moody's lowest investment grade rating, and stated that it may further reduce our ratings in light of the current downturn in the merchant energy sector.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer............   We are offering to exchange up to $500,000,000
                                 of the New Notes for up to $500,000,000 of the Old Notes. Old Notes may be exchanged only in $1,000 increments.

                                 The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture.


Registration Rights
Agreement.....................   We sold the Old Notes on June 10, 2002 to
                                 Credit Suisse First Boston Corporation, the initial purchaser, under a purchase agreement dated June 4, 2002. Pursuant to the purchase agreement, we and Credit Suisse First Boston
                                 Corporation entered into a registration rights agreement that granted the holders of the Old
                                 Notes certain exchange and registration rights.
                                 Specifically, we agreed to file, on or prior to 90 days after the closing of the offering of the Old Notes, this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for the New Notes. We also agreed to use our commercial reasonable efforts to have this exchange offer registration statement declared effective by the SEC within 220 days after the closing of the offering of the Old Notes and to consummate the exchange offer within 30 business days thereafter. If we fail to fulfill our obligations under the registration rights agreement, additional interest will accrue on the Old Notes at an annual rate of 0.25% for the first 90 days and will increase by an additional 0.25% for each subsequent 90-day period up to a maximum additional annual rate of 0.75%. See "Exchange Offer and Registration
                                 Rights."


Resale........................   We believe that you will be able to freely
                                 transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.

Expiration Date...............   5:00 p.m., New York City time, on           ,
                                 2002, unless the exchange offer is extended.
                                 You may withdraw Old Notes you tender pursuant to the exchange offer at any time prior to
                                           , 2002. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Termination; Amendments."

Conditions to the Exchange
Offer.........................   The exchange offer is not subject to any
                                 conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Old
Notes.........................   If you wish to accept the exchange offer, sign
                                 and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent's message in lieu thereof, you will represent to us that, among other things:

                                 - the New Notes you receive will be acquired in
                                   the ordinary course of your business,

                                 - you are not participating, and you have no
                                   arrangement with any person to participate, in the distribution of the New Notes, and


                                 - you are not our "affiliate," as defined in
                                   Rule 405 under the Securities Act, or a
                                   broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and


                                 - if you are not a broker-dealer, that you are
                                   not engaged in and do not intend to engage in the distribution of the New Notes.

Effect of Not Tendering.......   Old Notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose Old Notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
Procedures....................   If you wish to tender your Old Notes, you may,
                                 in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The
                                 Exchange Offer -- Procedure for Tendering Old
                                 Notes -- Guaranteed Delivery."

Withdrawal Rights.............   You may withdraw Old Notes that you tender
                                 pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange
                                 Offer -- Withdrawal of Tenders" at any time prior to the expiration date.

Acceptance of Old Notes and
Delivery of New Notes.........   We will accept for exchange any and all Old
                                 Notes that are properly tendered in the
                                 exchange offer prior to the expiration date.
                                 See "The Exchange Offer -- Procedures for
                                 Tendering Old Notes." The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.


Broker-Dealers................   Each broker-dealer that receives New Notes for
                                 its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                         SUMMARY OF TERMS OF NEW NOTES

Issuer........................   El Paso Corporation

New Notes.....................   $500,000,000 aggregate principal amount of
                                 7 7/8% Notes due June 15, 2012.

Maturity Date.................   June 15, 2012.

Interest Rate.................   7 7/8% per annum, accruing from June 10, 2002.

Interest Payment Dates........   June 15 and December 15 of each year, beginning
                                 December 15, 2002.


Optional Redemption...........   We may redeem some or all of the New Notes, at
                                 any time or from time to time, at the
                                 redemption price described in the section entitled "Description of the Notes -- Optional
                                 Redemption of Notes."



Ranking.......................   As of June 30, 2002, we had total long-term
                                 capital market debt, bank debt and other financing obligations (excluding the Old Notes) of approximately $17.1 billion, including approximately $9.3 billion of debt of our subsidiaries. We also have guarantees of approximately $3.9 billion and preferred securities and minority interest financings of approximately $4.2 billion. The New Notes are structurally subordinated to approximately
                                 $13.3 billion, and rank equally with
                                 approximately $11.6 billion, of our debt, guarantees and preferred securities and minority interest financings.



Certain Covenants.............   The indenture governing the New Notes contains
                                 covenants, including covenants limiting (i) the creation of liens securing indebtedness, and
                                 (ii) sale-leaseback transactions.


Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange of the New Notes for the outstanding
                                 Old Notes.


Risk Factors..................   You should read the "Risk Factors" section
                                 beginning on page 9, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the New Notes for the outstanding Old Notes.

                         SUMMARY FINANCIAL INFORMATION


     The following summary financial information should be read in conjunction with our consolidated financial statements and related notes thereto, which are incorporated herein by reference. The operating results data for each of the years in the five-year period ended December 31, 2001, and the financial position data as of the end of each fiscal year during such period include reclassifications to conform to the presentation in our June 30, 2002 Form 10-Q. The audited consolidated financial statements in our December 31, 2001 Form 10-K are incorporated by reference in this prospectus. The summary financial information for the six months ended June 30, 2002 and 2001, is derived from our unaudited consolidated financial statements for the respective periods included in our June 30, 2002 Form 10-Q which is incorporated by reference in this prospectus. This historical information is not necessarily indicative of the results to be expected in the future and does not give effect to our announced strategic repositioning plan described under "Prospectus Summary -- Recent Developments" beginning on page 2.



                                                                                             SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                                        -----------------------------------------------   -----------------
                                         2001      2000      1999      1998      1997      2002      2001
                                        -------   -------   -------   -------   -------   -------   -------
                                                  (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Operating Results Data:(1)(2)
  Operating revenues(3)...............  $13,699   $13,071   $ 9,902   $ 9,627   $12,856   $ 6,742   $ 7,724
  Restructuring and merger-related
    costs and asset impairments(4)....    1,841       117       557        15        50       405     1,760
  Ceiling test charge(5)..............      135        --       352     1,035        --       267        --
  Income (loss) from continuing
    operations before preferred stock
    dividends.........................       72     1,246       251       176       796       256      (522)
  Income (loss) from continuing
    operations available to common
    stockholders......................       72     1,246       251       170       779       256      (522)
  Basic earnings (loss) per common
    share from continuing
    operations........................  $  0.14   $  2.52   $  0.51   $  0.35   $  1.58   $  0.48   $ (1.04)
  Diluted earnings (loss) per common
    share from continuing
    operations........................  $  0.14   $  2.45   $  0.51   $  0.34   $  1.57   $  0.48   $ (1.04)
  Cash dividends declared per common
    share.............................  $  0.85   $  0.82   $  0.80   $  0.76   $  0.73   $  0.44   $  0.43
  Basic average common shares
    outstanding.......................      505       494       490       487       492       529       504
  Diluted average common shares
    outstanding.......................      516       513       497       495       497       531       504



                                                      AS OF DECEMBER 31,                   AS OF JUNE 30,
                                        -----------------------------------------------   -----------------
                                         2001      2000      1999      1998      1997      2002      2001
                                        -------   -------   -------   -------   -------   -------   -------
                                                                   (IN MILLIONS)
Financial Position Data:(2)
  Total assets(3).....................  $48,171   $46,320   $32,090   $26,759   $26,424   $50,003   $45,968
  Long-term debt and other financing
    obligations.......................   12,816    11,603    10,021     7,691     7,067    16,375    12,601
  Non-current notes payable to
    unconsolidated affiliates.........      368       343        --        --        --       200       418
  Company-obligated preferred
    securities of consolidated
    trusts............................      925       925       625       625        --       925       925
  Preferred stock of consolidated
    subsidiaries......................    3,088     2,782     1,819       374       380     3,229     2,793
  Stockholders' equity................    9,356     8,119     6,884     6,913     7,203    10,018     7,820


---------------


(1) Our coal mining operations are classified as discontinued operations in all periods presented above.



(2) Our operating results and financial position data reflect the acquisitions of PG&E's Texas Midstream operations in December 2000 and DeepTech International (the company that owns the general partner of El Paso Energy Partners, L.P.) in August 1998. These acquisitions were accounted for as purchases, and therefore operating results are included in our results prospectively from the purchase date.



(3) In June 2002, we elected to adopt the Emerging Issues Task Force (EITF) Issue No. 02-3 and reported all physical sales of energy commodities in our trading operations on a net basis as a component of revenues. We applied this guidance to all prior periods, which had no impact on previously reported net income or stockholders' equity. Our operating revenues and total assets reflect the significant growth in our Merchant Energy operations during 2001 and 2000 as well as the consolidation of the U.S. operations of Coastal Merchant Energy in September 2000.



(4) Our 2002 costs relate primarily to our writedown of investments in Argentina and organizational restructuring costs, our 2001 costs relate primarily to our merger with The Coastal Corporation, and our 1999 costs relate primarily to our merger with Sonat, Inc.



(5) Ceiling test charges are reductions in earnings that result when capitalized costs of natural gas and oil properties exceed the upper limit, or ceiling, on the value of these properties.

                                  RISK FACTORS

     Before you decide to participate in the exchange offer, you should read the risks, uncertainties and factors that may adversely affect us that are discussed under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus, as well as the following additional risk factors.

WE ARE A HOLDING COMPANY THAT DEPENDS ON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS.


     As a holding company, we conduct all of our operations exclusively through our subsidiaries and our only significant assets are our investment in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the New Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on these New Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Furthermore, our right to receive cash or other assets of one of our subsidiaries upon the liquidation or reorganization of that subsidiary (and thus the ability of the holders of the New Notes to benefit indirectly from these assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary. Even if we are recognized as a creditor of that subsidiary, our claims would still be subject to any security interest of that subsidiary's other creditors. Therefore, the New Notes will be structurally subordinated to creditors, including trade creditors, of our subsidiaries. This may impact your ability to be repaid.



     The indenture governing the New Notes permits us to incur additional secured indebtedness and permits our subsidiaries to incur additional secured and unsecured indebtedness, which would in effect be senior to the New Notes. The indenture also permits certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions on repurchase of the New Notes and on the ability of such subsidiaries to make distributions, loans, other payments or asset transfers to us.



     As of June 30, 2002, we had total long-term capital market debt, bank debt and other financing obligations (excluding the Old Notes) of approximately $17.1 billion, including approximately $9.3 billion of subsidiary debt. We also have guarantees of approximately $3.9 billion and preferred securities and minority interest financings of approximately $4.2 billion. The New Notes are structurally subordinated to approximately $13.3 billion, and rank equally with approximately $11.6 billion, of our debt, guarantees and preferred securities and minority interest financings.


WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS OR AT ALL.


     In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., one of our major competitors, the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been adversely affected. In addition, the bankruptcy of Enron and other issues affecting the energy industry have caused the credit ratings agencies to review the capital structure and earnings power of energy companies, including ours. Our credit ratings are important to us. In December 2001, we announced our balance sheet enhancement plan to strengthen our capital structure and enhance our liquidity. In May 2002, we announced our strategic repositioning plan to limit our investment in and exposure to energy trading and to increase our investment in our core natural gas businesses. These plans were specifically designed to maintain or even improve our credit ratings. On October 2, 2002, Moody's Investors Service reduced our senior unsecured debt rating to Baa3, Moody's lowest investment grade rating, and stated that it may further reduce our ratings in light of the downturn in the merchant energy sector. We will continue to implement the various elements of our balance sheet enhancement plan and strategic repositioning plan and will continue to pursue additional asset sales to further strengthen our financial position. If our credit ratings are further downgraded, we could be required to post additional margin or provide additional collateral to operate our businesses. Our business is capital intensive, and achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our financial condition and future results of operations could be significantly adversely affected.



IF WE BREACH ANY OF THE MATERIAL FINANCIAL COVENANTS UNDER OUR VARIOUS INDENTURES, CREDIT FACILITIES OR GUARANTEES, OUR DEBT SERVICE OBLIGATIONS COULD BE ACCELERATED.



     If we or any of our consolidated subsidiaries breach any of the material financial covenants under our various indentures, credit facilities or guarantees, our substantial debt service obligations could be accelerated. Furthermore, any breach of any of the material financial covenants under our subsidiaries' indentures or credit facilities could result in the acceleration of the indebtedness of all of our subsidiaries. In the event of any such simultaneous acceleration, we would not be able to repay all of the indebtedness.



THE RESTRICTIONS CONTAINED IN OUR VARIOUS INDENTURES DO NOT LIMIT OUR ABILITY TO ISSUE ADDITIONAL INDEBTEDNESS.



     We could enter into acquisitions, recapitalizations or other transactions that could increase our outstanding indebtedness. The restrictions contained in our various indentures do not limit our ability to incur such additional indebtedness. However, our revolving credit facility requires that our consolidated debt and guarantees to total capitalization ratio, as calculated pursuant to the terms of the facility, not exceed 70%. Furthermore, the incurrence of any additional indebtedness is inconsistent with our goals under our balance sheet enhancement plan and strategic repositioning plan.


FAILURE OF OUR ENERGY TRADING COUNTERPARTIES TO FULFILL THEIR COMMITMENTS COULD SIGNIFICANTLY ADVERSELY AFFECT OUR ENERGY MARKETING AND TRADING BUSINESS.

     Since the bankruptcy of Enron Corp., the energy marketing and trading industry has come under heightened scrutiny by regulatory and rating agencies, resulting in a reduction in the credit available to companies in the industry. Consequently, a number of industry participants could have liquidity constraints on their trading activities, could reduce the size of their trading businesses or could discontinue their trading operations altogether. If the counterparties in our energy marketing and trading business continue to face liquidity constraints, or are otherwise unable or unwilling to continue their trading activities, the financial results and liquidity of our energy marketing and trading business could be significantly adversely affected.

WE MAY NOT ACHIEVE ALL OF THE OBJECTIVES SET FORTH IN OUR STRATEGIC REPOSITIONING PLAN IN A TIMELY MANNER OR AT ALL.

     Our ability to achieve the stated objectives of our strategic repositioning plan, as well as the timing of their achievement, if at all, is subject to factors beyond our control, including our ability to raise cash from asset sales, which may be impacted by our ability to locate potential buyers in a timely fashion and obtain a reasonable price or by competing assets sales programs by our competitors.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS



     We have made statements in this document and the documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for our stock. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates that reflect the best judgment of our senior management and are not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.



     For a description of certain risks relating to us and our business, see "Risk Factors" beginning on page 9 of this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our 2001 Annual Report on Form 10-K, which is incorporated herein by reference. In addition, we can give you no assurance that:



     - we have correctly identified and assessed all of the factors affecting our businesses;



     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;



     - our analysis is correct; or



     - our strategies, which are based in part on this analysis, will be successful.



     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents.



     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION



     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.



     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.



     You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including El Paso, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and the Pacific Exchange, located at 115 Sansome Street, San Francisco, California 94104.



     We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. This important information is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The documents listed below and incorporated by reference into this prospectus contain important information about El Paso and its financial condition. Some of these filings have been amended by later filings, which are also listed.



        - Annual Report on Form 10-K for the year ended December 31, 2001;



        - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, and June 30, 2002, and a Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2002;



        - Current Reports on Form 8-K, dated January 4, 2002, January 11, 2002, March 28, 2002, April 12, 2002, May 31, 2002, June 14, 2002, June 19,
          2002, June 26, 2002, July 15, 2002, July 22, 2002, September 24, 2002,
          September 25, 2002, September 30, 2002, and October 9, 2002 and a Current Report on Form 8-K/A dated January 8, 2002;



        - Definitive Proxy Statement relating to the 2002 Annual Meeting of Stockholders.



     We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.



     All documents filed by us with the SEC from the date of this prospectus to the end of the offering of the notes under this prospectus shall also be deemed to be incorporated herein by reference.



     You can obtain any of the documents listed above or any additional documents that we may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:



                              El Paso Corporation


                          Office of Investor Relations


                                El Paso Building


                             1001 Louisiana Street


                              Houston, Texas 77002


                         Telephone No.: (713) 420-2600



     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT
DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE           , 2002.



     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.



     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.



     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the ratio of earnings to fixed charges for El Paso and its consolidated subsidiaries for the periods indicated:


                                                                                      SIX MONTHS
                                                                                        ENDED
                                                          YEAR ENDED                   JUNE 30,
                                             ------------------------------------    ------------
                                             2001    2000    1999    1998    1997    2002    2001
                                             ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed
  charges(1)(2)(3).........................   1.0x   2.1x    1.2x    1.0x    2.4x    1.3x     0.0x


---------------


(1) Our ratio of earnings to fixed charges during the periods presented was impacted by the following significant items:



     - 2001 -- Merger with The Coastal Corporation and approximately $135 million of ceiling test charges;



     - 1999 -- Merger with Sonat, Inc. and approximately $352 million of ceiling test charges; and



     - 1998 -- Approximately $1,035 million of ceiling test charges.



(2) In the second quarter of 2002, we reclassified our coal mining operations to discontinued operations. This reclassification had an immaterial impact on our historical ratios of earnings to fixed charges.



(3) Earnings were inadequate to cover fixed charges by $23 million and $10 million for the year ended December 31, 2001 and 1998 and by $755 million for the six months ended June 30, 2001.


For the purposes of computing these ratios, earnings means pre-tax income (loss) from continuing operations before:

     - adjustment for minority interest in consolidated subsidiaries;

     - income from equity investees, adjusted to reflect actual distributions from equity investments; and

     - fixed charges;

less:


     - capitalized interest; and



     - preferred returns on consolidated subsidiaries.


Fixed charges means the sum of the following:

     - interest costs, not including interest on rate refunds;

     - amortization of debt costs;


     - that portion of rental expense which we believe represents an interest factor; and



     - preferred returns on consolidated subsidiaries.

                                USE OF PROCEEDS


     We received net proceeds of $495 million from the issuance of the Old Notes which we used to repay outstanding commercial paper and other short-term indebtedness. We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under "Description of the Notes." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.


                                 CAPITALIZATION


     The following table sets forth our historical unaudited consolidated capitalization as of June 30, 2002, and our capitalization as adjusted to reflect the issuance of $500 million of Old Notes on June 10, 2002, and our application of the net proceeds of $495 million to reduce our short-term indebtedness. The exchange of the Old Notes for the New Notes will not impact our overall capitalization. This table is unaudited and should be read in conjunction with our consolidated financial statements and related notes contained in our 2001 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, each of which is incorporated herein by reference.



                                                                AS OF JUNE 30, 2002
                                                              -----------------------
                                                               EL PASO         AS
                                                              HISTORICAL    ADJUSTED
                                                              ----------   ----------
                                                                   (IN MILLIONS)
                                                                    (UNAUDITED)
Debt and other financing obligations:
  Notes payable to unconsolidated affiliates................   $   355      $   355
  Short-term borrowings and other financing obligations.....     1,545        1,050
                                                               -------      -------
     Total current debt and other financing obligations.....     1,900        1,405
  Notes payable to unconsolidated affiliates................       200          200
  Long-term debt and other financing obligations............    16,375       16,875
                                                               -------      -------
     Total debt and other financing obligations.............    18,475       18,480
                                                               -------      -------
Securities of subsidiaries:
  Company-obligated preferred securities of consolidated
     trusts.................................................       925          925
  Minority interests........................................     3,229        3,229
                                                               -------      -------
     Total securities of subsidiaries.......................     4,154        4,154
                                                               -------      -------
Stockholders' equity:
  Common stock, par value $3 per share; 1,500,000,000 shares authorized; 592,257,717 shares issued as of June 30,
     2002...................................................     1,777        1,777
  Additional paid-in capital................................     3,973        3,973
  Retained earnings.........................................     5,007        5,007
  Treasury stock and other, net.............................      (739)        (739)
                                                               -------      -------
     Total stockholders' equity.............................    10,018       10,018
                                                               -------      -------
     Total capitalization...................................   $32,647      $32,652
                                                               =======      =======



     The historical and as adjusted amounts presented in this table do not include the issuance on July 2, 2002 by a consolidated subsidiary of approximately $829 million principal amount of long-term debt, with net proceeds of approximately $822 million. We used the net proceeds from this transaction to pay related transaction fees, to repay short-term indebtedness, for payments to minority interest shareholders and for general corporate purposes.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     Old Notes in an aggregate principal amount of $500,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $500,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest.

     The New Notes will bear interest at a rate of 7.875% per year, payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2002. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

     - any New Notes that you receive will be acquired in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

     If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under "-- Transfer Taxes."

     WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING OLD NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer expires at 5:00 p.m., New York City time, on           ,
2002, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

     We expressly reserve the right, so long as applicable law allows:

     - to delay our acceptance of Old Notes for exchange;

     - to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" exist;

     - to waive any condition to the exchange offer;

     - to amend any of the terms of the exchange offer; and

     - to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under "-- Withdrawal of Tenders."

     Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

     In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

     - you are acquiring New Notes in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

     - you cannot rely on those interpretations by the SEC staff, and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of New Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

     - terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

     If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments", "-- Conditions of the Exchange Offer" and "-- Withdrawal of Tenders", subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes -- Book-Entry Transfer", such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

     Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in "Transfer Taxes" or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner's behalf.

  TENDER OF OLD NOTES HELD THROUGH DEPOSITORY TRUST COMPANY

     The exchange agent and Depository Trust Company ("DTC") have confirmed that the exchange offer is eligible for the DTC's automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

  TENDER OF OLD NOTES HELD IN CERTIFICATED FORM

     For a holder to validly tender Old Notes held in certificated form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO DTC.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERTY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

  SIGNATURE GUARANTEE

     Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the Old Notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

  BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT DTC, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  GUARANTEED DELIVERY

     If you wish to tender your Old Notes and:

          (1) certificates representing your Old Notes are not lost but are not immediately available,

          (2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

          (3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

        - your tender is made by or through an eligible institution; and

        - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

             (a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

             (b) state that the tender is being made thereby;

             (c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

             (d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

  OTHER MATTERS

     New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

     - a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

     - any other documents required by the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. WE RESERVE THE ABSOLUTE RIGHT TO REJECT ANY OR ALL TENDERS OF OLD NOTES THAT ARE NOT IN PROPER FORM OR THE ACCEPTANCE OF WHICH, IN OUR OPINION, WOULD BE UNLAWFUL. WE ALSO RESERVE THE RIGHT TO WAIVE ANY DEFECTS, IRREGULARITIES OR CONDITIONS OF TENDER AS TO PARTICULAR OLD NOTES.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the Old Notes to be withdrawn and

     - identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, or postpone the acceptance for exchange of tendered Old Notes.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

     - delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

     - tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

CONSEQUENCES OF FAILING TO EXCHANGE

     If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

     - as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.

     In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

EXCHANGE AGENT

     Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                      DEUTSCHE BANK TRUST COMPANY AMERICAS


         By Overnight,                      By Mail:                    By Hand in New York:
 Registered or Certified Mail      DB Services Tennessee, Inc.       Deutsche Bank Trust Company
     or Overnight Courier:             Reorganization Unit                    Americas
  DB Services Tennessee, Inc.            P.O. Box 292737              C/O The Depository Trust
   Corporate Trust & Agency      Nashville, Tennessee 37229-2737        Clearing Corporation
           Services                       By Facsimile:              55 Water Street, 1st Floor
      Reorganization Unit          (for eligible institutions          Jeanette Park Entrance
    648 Grassmere Park Road                   only)                   New York, New York 10041
  Nashville, Tennessee 37211             (615) 835-3701              Information: (800) 735-7777
                                      Confirm by telephone:
                                         (615) 835-3572

                            DESCRIPTION OF THE NOTES


     The New Notes will be issued, and the Old Notes were issued, under an indenture between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as indenture trustee, as supplemented through June 10, 2002. You may obtain a copy of the indenture from the trustee at its corporate trust office in New York, New York. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the indenture. This summary of the material terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of terms therein, and the Trust Indenture Act. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.


GENERAL

     The notes:

     - are our general unsecured obligations;

     - rank equally with all of our other existing and future senior, unsecured and unsubordinated debt;

     - rank senior to all of our existing and future subordinated debt; and

     - constitute a new series of our senior unsecured obligations under the indenture.


     As of June 30, 2002, we had total long-term capital market debt, bank debt and other financing obligations (excluding the Old Notes) of approximately $17.1 billion, including approximately $9.3 billion of debt of our subsidiaries. We also have guarantees of approximately $3.9 billion and preferred securities and minority interest financings of approximately $4.2 billion. The New Notes are structurally subordinated to approximately $13.3 billion, and rank equally with approximately $11.6 billion, of our debt, guarantees and preferred securities and minority interest financings. Furthermore, there are no contractual limitations on the issuance of additional indebtedness that could rank equal with the notes or the issuance of additional indebtedness at our subsidiaries, to which the notes would be structurally subordinated.


PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on June 15, 2012. We may issue additional notes of this series from time to time in the future which would contain the same terms and the same CUSIP numbers as the notes offered hereby, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

     - accrue at the rate of 7.875% per year;

     - be payable semiannually on each June 15 and December 15, commencing December 15, 2002;

     - be payable to the person in whose name the notes are registered at the close of business on the relevant June 1 and December 1 preceding the applicable interest payment date;

     - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

DENOMINATIONS

     The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

OPTIONAL REDEMPTION OF NOTES


     The notes will be redeemable, in whole or in part, at our option at any time in whole, or from time to time in part, prior to their maturity date, at the Make-Whole Price, on not less than 30 calendar days nor more than 60 calendar days notice prior to the date of redemption and in accordance with the provisions of the indenture.



     The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price, and the Trustee will not be responsible for the accuracy of the calculation.


SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

CONSOLIDATION, MERGER OR SALE


     Under the indenture, we may not consolidate with or merge into any other person or entity or sell, lease or transfer all or substantially all of our properties and assets to any other person or entity unless:



     - in the case of a merger, we are the surviving entity, or the entity formed by the consolidation or into which we are merged expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;



     - in the case of the sale, lease or transfer of all or substantially all of our properties and assets, the person or entity which acquires our properties and assets expressly assumes, by execution and delivery to the Trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;



     - immediately after giving effect to the transaction, no default or event of default under the indenture exists; and



     - we have delivered to the trustee an officer's certificate and an opinion of counsel each stating that the consolidation, merger, sale, transfer or lease and the supplemental indenture required in connection with the transaction comply with the terms of the indenture and that we have complied with all conditions precedent.



     After any consolidation or merger or any sale, lease or transfer of our properties and assets, the successor person or entity formed by such consolidation or into which we are merged or to which such sale, lease or transfer is made shall succeed to and be substituted for us under the indenture as if the successor person or entity had been originally named in the indenture and may exercise every one of our rights and powers under the indenture. Thereafter, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the notes.

MODIFICATION OF INDENTURE


     At any time and without the consent of the holders of the notes, we and the trustee may modify the indenture for any of the following purposes:



     - to secure the notes;



     - to evidence the succession of another person or entity under the indenture and the assumption by the succeeding person or entity of our covenants;



     - to add to our covenants or events of default for the benefit of the holders of the notes or to surrender any of our rights and powers under the indenture;



     - to add to, change or eliminate any of the provisions of the indenture provided there is no outstanding security entitled to the benefit of such provision;



     - to establish the general forms and terms of securities of any series as permitted under the indenture;



     - to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision; to comply with any applicable mandatory provisions of law, provided that any such actions shall not materially adversely affect the interest of the holders of the notes;



     - to evidence and provide for the acceptance of the appointment of a successor trustee and to add to or change any provisions necessary to provide for or facilitate the administration of the trusts by more than one trustee; and



     - to modify, eliminate or add to the provisions of this indenture to the extent necessary to comply with the Trust Indenture Act.



     With the consent of the holders of a majority in aggregate principal amount of the outstanding notes, we and the trustee may add, change or eliminate any provision of the indenture or modify in any manner the rights of the holders of the notes; provided, however, we and the trustee may not, without the consent of each holder of the notes:



     - change the stated maturity of the principal of, or any installment of principal or interest on, the notes, or reduce the principal amount of, the premium on or the rate of interest on the notes;



     - reduce the percentage in principal amount of the notes required to consent to any supplemental indenture or waive compliance with the indenture or waive defaults under it;



     - change our obligation to maintain an office or agency as specified in the indenture; or



     - modify any provisions of the indenture governing modifications, waiver of past defaults and waiver of certain covenants, except to increase any percentages required under such provisions or to provide that other provisions of the indenture cannot be modified without the consent of each holder of the notes.


EVENTS OF DEFAULT

     "Event of default" when used in the indenture will mean any of the following:

     - failure to pay the principal of or any premium on any note when due;

     - failure to pay interest on any note for 30 days;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;


     - if we commence a voluntary case in bankruptcy, consent to the entry of any order of relief against us in an involuntary bankruptcy base, consent to the appointment of a custodian over us or all or substantially all of our assets or make a general assignment for the benefit of creditors; or

     - if a court of competent jurisdiction enters a bankruptcy order either for relief against us in an involuntary case, or appointing a custodian over us or all or substantially all of our assets, or ordering our liquidation; and the order or decree remains unstayed and in effect for 90 days.


     An event of default for the notes does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of the notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for the notes occurs and continues, the trustee or the holders of at least 25% in the aggregate principal amount of the notes of the series may declare the entire principal of the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration.

     Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes.

COVENANTS

     Under the indenture, we will:

     - pay the principal of, and interest and any premium on, the notes when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     Limitation on Liens. The indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or of any other person (other than the senior debt securities issued under the indenture), without causing all of the senior debt securities (including the notes) outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not, however, prohibit us from creating the following:


     - liens existing on the date of the indenture or created under an "after-acquired property" clause;



     - purchase price liens created within one year after purchase;



     - liens already existing on newly acquired property or assets;



     - liens already existing on the property or assets of a new restricted subsidiary;



     - liens already on property or assets when acquired by us or a restricted subsidiary, or when we or a restricted subsidiary acquire the owner of the property or asset;



     - liens securing construction or improvement incurred prior to or up to one year after completion;



     - liens on oil, gas, mineral and processing and other plant properties to secure costs associated with the properties and their exploration, development, maintenance or operation;



     - liens connected with our conveyance (including conveyances by our restricted subsidiaries) of a production payment relating to oil, gas, natural gas or other natural resources;



     - liens in favor of us or our restricted subsidiaries;

     - liens connected to the issuance of a tax-exempt debt to acquire or construct property or assets;



     - liens of a foreign restricted subsidiary to secure its debt;



     - permitted liens (as defined below);



     - liens upon additions, improvements, replacements, repairs, fixtures, appurtenances or component parts attaching to or required to be attached to property or assets under the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted above; or



     - any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to above, or of any debt which it secures; provided, that the principal amount of the debt secured shall not exceed the greater of the principal amount of debt secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); and further provided, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).



     In addition, this limitation on liens does not apply to other liens, not otherwise excepted above, provided that the aggregate principal amount of all debt then outstanding secured by such other liens together will all net sale proceeds from sale-leaseback transactions (other than the permitted sale-leaseback transactions discussed below) does not exceed 15% or our Consolidated Net Tangible Assets (as defined below).


     Limitation on Sale-Leaseback Transactions. The indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless:


     - such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later;



     - the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;



     - we or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or



     - we or such restricted subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to
       (A) the repayment, redemption or retirement of our funded debt or funded debt of such restricted subsidiary, or (B) investment in another principal property.



     In addition, this limitation on sale-leaseback transactions does not apply to other sale-leaseback transactions, not otherwise excepted above, provided that the net sale proceeds from such other sale-leaseback transactions together with the aggregate principal amount of outstanding debt secured by liens upon any principal property (other than that debt secured by liens excepted from the limitation on liens as discussed above) does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

DEFINITIONS


     The following is a summary of capitalized terms used in this summary description of the notes:



     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.



     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.


     "Consolidated net tangible assets" means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.


     "Funded debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.



     "Independent Investment Banker" means Credit Suisse First Boston Corporation and its successors, or, if such firm or the successors, if any, to such firm, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.



     "Make-Whole Price" means an amount equal to the greater of:



          (1) 100% of the principal amount of the notes to be redeemed; and



          (2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest to the redemption date. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed. If we redeem a note in part only, a new note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the note partially redeemed will be issued in the name of the holder of the note upon the presentation and surrender thereof.



     "Permitted liens" means (1) liens upon rights-of-way for pipeline purposes;
(2) any governmental lien, mechanics', materialmen's, carriers' or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (4) liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any of our subsidiaries in good faith; (5) liens of, or to secure performance of, leases; (6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (7) any lien upon property or assets acquired or sold by us or any of our restricted subsidiaries resulting from the exercise of any rights arising out of defaults on receivables; (8) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (9) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any of our restricted subsidiaries in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (10) any lien in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.


     "Principal property" means (1) any pipeline assets owned by us or any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (2) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that are located within the United States or Canada, except, in the case of either clause (1) or (2), any such assets or plant which, in the opinion of our board of directors, is not material in relation to the activities of us and our subsidiaries as a whole.


     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.



     "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and three additional primary U.S. government securities dealers in New York City selected by the trustee after consultation with us, and their respective successors (provided, however, that if any such firm or any such successor shall cease to be a primary U.S. government securities dealer in New York City, the trustee, after consultation with us, shall substitute therefor another dealer).


     "Restricted subsidiary" means any of our subsidiaries owning or leasing any principal property.

     "Sale-leaseback transaction" means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.


     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

DEFEASANCE

     We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to us, we will make all payments of principal of, premium, if any, and interest and liquidated damages (as defined below under the caption "Exchange Offer and Registration Rights"), if any, on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the security register.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

SAME-DAY SETTLEMENT AND PAYMENT


     Settlement for the notes will be made in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and premium, if any, interest and liquidated damages, if any, on the global securities will be made by us in immediately available funds.


TRANSFER AND EXCHANGE

     Subject to the restrictions set forth under the caption "Transfer Restrictions," a holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. In addition, we are not required to transfer or exchange any note between a record date and the next succeeding interest payment date.

     The registered holder of a note will be treated as its owner for all purposes.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

NOTICES


     Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register. No periodic evidence is required to be furnished as to the absence of default or as to compliance with the terms of the indenture.


NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of El Paso or any of our affiliates will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

CONCERNING THE TRUSTEE

     JPMorgan Chase Bank is the trustee under the Indenture. In the ordinary course of business, JPMorgan Chase Bank and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     It is the opinion of Locke Liddell & Sapp LLP that the following discussion addresses the material United States federal income tax consequences of exchanging Old Notes for New Notes and owning and disposing of New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. This discussion deals only with notes held as a capital asset by a holder who is a United States person and purchased the Old Notes upon original issuance at their original issue price. A "United States person" is:


     - a citizen or resident of the United States or any political subdivision thereof;

     - a corporation, or a partnership or other entity that is treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia;

     - an estate whose income is subject to United States federal income taxation regardless of its source; or

     - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or it was in existence on August 19, 1996, and has elected to be treated as a United States person.

     Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

     - dealers in securities or currencies;

     - financial institutions;

     - tax-exempt investors;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - persons liable for alternative minimum tax;

     - insurance companies;

     - real estate investment trusts;

     - regulated investment companies;

     - persons holding notes as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

     - United States persons whose functional currency is not the United States dollar.

     If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

     We urge you to consult your own tax advisors regarding the particular United States federal tax consequences of exchanging, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

RECEIPT OF NEW NOTES

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

     - you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

     - your holding period in the New Notes will include your holding period in the Old Notes; and

     - your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.

TAXATION OF INTEREST

     Interest paid on the New Notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

SALE OR OTHER TAXABLE DISPOSITION OF NEW NOTES

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note. The amount of your gain or loss equals the difference between the amount you receive for the New Note in cash or other property, valued at the fair market value, minus the amount attributable to accrued qualified stated interest on the New Note, if any, and your adjusted tax basis in the New Note. Your initial tax basis in a New Note equals the price you paid for the Old Note that you exchanged for the New Note increased by any amount previously includable in income as original issue discount and reduced by any payments other than payments of qualified stated interest made on the notes.

     Your gain or loss will generally be a long-term capital gain or loss if your holding period in the New Note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest that you have not yet included in income will be taxed as ordinary interest income.

NON-UNITED STATES HOLDERS

     The following discussion applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a controlled foreign corporation, foreign personal holding company, a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate.

  Exchange of Old Notes

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes, and the consequences of the exchange to you will be the same as those of a United States person described above under the heading "-- Receipt of New Notes."

  Interest

     Interest that we pay to you will not be subject to United States federal income tax and withholding of United States federal income tax will not be required on interest payments if you:

     - do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - are not a controlled foreign corporation with respect to which we are a related person;

     - are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

     - you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate).

     If you are engaged in trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. See "-- Taxation of Interest." In order to establish an exemption from United States withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI (or applicable substitute form). In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

  Gain on Disposition

     You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other disposition of a note unless:

     - the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States; or

     - if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  Applicable Tax Treaties

     You should consult with your own tax advisor as to any applicable income tax treaties that may provide for a lower rate of withholding tax, exemption from, or a reduction of, branch profits tax, or other rules different from the general rules under United States federal income tax laws.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  United States Persons

     In general, information reporting requirements may apply to payments made to you and to the proceeds of a disposition of the notes, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

  Non-United States Holders

     Backup withholding and information reporting will not apply to payments of principal or interest on the notes by us or our paying agent to you if you certify as to your status as a Non-United States Holder under penalties of perjury or otherwise establish an exemption (provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your status as a Non-United States Holder and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

     You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of ERISA. If you intend to use governmental or church plan assets to exchange for any of the New Notes, you should consult with counsel on the potential consequences of your investment under similar provisions applicable under laws governing governmental and church plans.

     The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance will change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

FIDUCIARY RESPONSIBILITIES

     ERISA imposes requirements on (1) employee benefit plans subject to ERISA,
(2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and
(3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

          (1) is permitted under the plan document and other instruments governing the plan; and

          (2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

     You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in "Risk Factors" and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

     We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

PROHIBITED TRANSACTIONS

     ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and
(2) persons who have specified relationships to the plans. These persons are called "parties in interest" under ERISA and "disqualified persons" under the Code. The transactions prohibited by ERISA and the Code are called "prohibited transactions." If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

     Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, or any of our affiliates, are a party in interest or a disqualified person. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

          (1) Prohibited transaction class exemption or "PTCE" exemptions 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

          (2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

          (3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

          (4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

          (5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

          (6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers);

     These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemption will be available with respect to any particular transaction involving the notes.

TREATMENT OF NOTES AS DEBT INSTRUMENTS

     Some transactions involving our operations could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the "plan assets regulations"), in general, when a plan acquires an "equity interest" in an entity such as El Paso, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless exceptions set forth in the plan assets regulations apply.

     In general, an "equity interest" is defined under the plan assets regulations as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, we believe that the notes should be treated as debt rather than equity interest under the plan assets regulations because the notes (1) should be treated as indebtedness under applicable local law and debt, rather than equity, for United States tax purposes and (2) should not be deemed to have any "substantial equity features." However, no assurance can be given that the notes will be treated as debt for purposes of ERISA. If the notes were to be treated as an equity interest under the plan assets regulations, the purchase of the notes using plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the notes by "benefit plan investors" is not "significant," as determined under the plan assets regulations. We cannot assure you that the criteria for this exception will be satisfied at any particular time and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the notes are treated as equity interests under the plan asset regulations and investment in the notes by benefit plan investors is significant, our assets could be treated as plan assets subject to ERISA and a non-exempt prohibited transaction could arise in connection with our operating activities.

     Any insurance company proposing to invest assets of its general account in the notes should consider the implications of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA, as interpreted by regulations proposed by the Department of Labor.

GOVERNMENT AND CHURCH PLANS

     Governmental plans and some church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transactions provisions of ERISA or the Code, may be subject to state or other federal laws that are very similar to the provisions of ERISA and the Code. If you are a fiduciary of a governmental or church plan, you should consult with counsel before purchasing any notes offered for sale in connection with this prospectus.

FOREIGN INDICIA OF OWNERSHIP

     ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

REPRESENTATIONS AND WARRANTIES

     If you acquire or accept a note offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

          (1) you have not used plan assets to acquire such note; or

          (2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA.

                      GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

THE GLOBAL SECURITIES

     The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the "global securities") which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.


     We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of Credit Suisse First Boston Corporation, the initial purchaser, and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the "participants") or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.


     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Luxembourg").

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL SECURITIES


     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Investors are urged to contact the relevant system or its participants directly to discuss these matters.


     DTC has advised us that it is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.


     DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including Credit Suisse First Boston Corporation), banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of

Securities Dealers, Inc. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC's practice is to credit direct its participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

     Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

     Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC, Euroclear or Clearstream Luxembourg may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

     We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable. Although we expect DTC, Euroclear or Clearstream Luxembourg and their participants to follow the foregoing procedures in order to facilitate transfers of interests in global securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.


                     EXCHANGE OFFER AND REGISTRATION RIGHTS


     In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Credit Suisse First Boston Corporation, the initial purchaser. The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request as described under "Where You Can Find More Information."



     Pursuant to the registration rights agreement, we agreed to file with the SEC this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for New Notes, which have terms identical to the Old Notes in all material respects except that such notes will not contain terms with respect to transfer restrictions, registration rights and payment of additional interest. Upon the effectiveness of this exchange offer registration statement, pursuant to the exchange offer we will offer to the holders of Transfer Restricted Securities (as defined below) who are able to make certain representations, the opportunity to exchange their Transfer Restricted Securities for New Notes. If, upon consummation of the exchange offer, Credit Suisse First Boston Corporation holds notes acquired by it as part of the Old Notes' initial distribution, we, simultaneously with the delivery of the New Notes pursuant to the exchange offer, will issue and deliver to Credit Suisse First Boston Corporation, in a private exchange for the notes held by Credit Suisse First Boston Corporation, a like principal amount of our New Notes issued under the indenture and identical in all material respects to the New Notes issued in the exchange offer, except such notes issued in the private exchange shall include restrictions on transfer under the Securities Act and the securities laws of the several states of the United States.


     If:

     - we are not permitted to file this exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;


     - Credit Suisse First Boston Corporation so requests with respect to notes, including New Notes acquired in a private exchange, not eligible to be exchanged for New Notes in the exchange offer and held by it following consummation of the exchange offer;


     - any holder of Transfer Restricted Securities notifies us in writing prior to the consummation of the exchange offer that, based upon an opinion of counsel, it is not eligible to participate in the exchange offer, or, in the case of any holder, other than a broker-dealer, that participates in the exchange offer, such holder does not receive freely tradeable New Notes, or

     - the exchange offer is not consummated within 260 days of the closing of the offering of the Old Notes, then we will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     We also agreed to use our reasonable commercial efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Securities" means each note, including notes acquired in a private exchange, until the earlier to occur of:

     - the date on which such note has been exchanged by a person other than a broker-dealer for a freely tradeable New Note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in this exchange offer registration statement;

     - the date on which such note, including a note acquired in a private exchange, has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

     - the date on which such note, including a note acquired in a private exchange, is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The registration rights agreement also provides that:

     - we will file this exchange offer registration statement with the SEC on or prior to 90 days after the closing of the offering of the Old Notes;

     - we will use our reasonable commercial efforts to have this exchange offer registration statement declared effective by the SEC within 220 days after the closing of the offering of the Old Notes;

     - unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our reasonable commercial efforts to issue on or prior to 30 business days after the date on which this exchange offer registration statement is declared effective by the SEC, New Notes in exchange for all notes properly tendered and not withdrawn prior thereto in the exchange offer; and

     - if obligated to file the shelf registration statement, we will use our reasonable commercial efforts to file the shelf registration statement with the SEC as promptly as practicable but in no event more than 30 business days after such filing obligation arises and to thereafter cause the shelf registration statement to be declared effective by the SEC as promptly as practicable thereafter. We are permitted to suspend use of the prospectus that is part of the shelf registration statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

     Additional interest with respect to the Old Notes shall be assessed as follows if any of the following events occur:

     - if on or prior to the 90 days following the closing of the offering of the Old Notes, neither this exchange offer registration statement nor a shelf registration statement has been filed with the SEC; or

     - if on or prior to the 220 days following the closing of the offering of the Old Notes, this exchange offer registration statement has not been declared effective by the SEC or, if required to be filed in lieu thereof, the shelf registration statement has not been declared effective by the SEC; or

     - if the exchange offer has not been consummated within 30 business days after this exchange offer registration statement has been declared effective by the SEC; or

     - if after either this exchange offer registration statement or the shelf registration statement is declared effective:

      - such registration statement thereafter ceases to be effective; or

      - such registration statement or the related prospectus ceases to be usable, except as permitted in the registration rights agreement, in connection with the exchanges of the notes or resales of Transfer Restricted Securities, as applicable, during the periods specified therein because either any event occurs as a result of which the related prospectus forming part of such registration statement would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act or the Securities Exchange Act or the respective rules thereunder.

     Additional interest shall accrue on the Transfer Restricted Securities over and above the interest set forth in the title of the notes at an annual rate of 0.25% for the first 90-day period from and including the date on which any of the previous events shall occur, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period until all such events have been cured, up to a maximum additional annual rate of 0.75%.


     Holders of notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement and will be named as a selling security holder in such shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than Credit Suisse First Boston Corporation, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold Transfer Restricted Securities and will have no further rights to exchange their Transfer Restricted Securities or have such securities registered under the registration rights agreement.


                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired Old Notes directly from us; or

     - a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until             , 2002, all dealers effecting transactions in the
New Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


     The validity and enforceability of the notes offered hereby and certain United States federal income taxation matters will be passed upon for El Paso by Locke Liddell & Sapp LLP, Houston, Texas.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of El Paso for the year ended December 31, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation) as of December 31, 2000 and for each of the two years in the period then ended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) and subsidiaries as of December 31, 2000 and for the two years ended December 31, 2000 not separately incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to our estimated proved natural gas and oil reserves as of December 31, 2001 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year then ended, have been so incorporated in reliance on a reserve report dated January 1, 2002, generated by us and reviewed by Huddleston & Co., Inc., independent petroleum engineers.

--------------------------------------------------------------------------------
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     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU
WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NOTES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

     UNTIL           , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

                              EL PASO CORPORATION

                                  $500,000,000

                               OFFER TO EXCHANGE
                   REGISTERED 7 7/8% NOTES DUE JUNE 15, 2012

                                      FOR

                 ALL OUTSTANDING 7 7/8% NOTES DUE JUNE 15, 2012

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                          , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article X of the by-laws of El Paso requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the by-laws of El Paso provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer or employee of El Paso, such person or is or was serving at the request of El Paso as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. The by-laws of El Paso also provide that El Paso may, by action of its board of directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of El Paso's restated certificate of incorporation, as amended, provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of El Paso shall not be liable to El Paso or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of El Paso for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     El Paso maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of El Paso and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended ("Securities Act") for acts or omissions by such persons while acting as directors or officers of El Paso and/or its subsidiaries, as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **1.1    --   Purchase Agreement dated as of June 4, 2002, between El Paso and Credit Suisse First Boston Corporation.
   4.1    --   Indenture dated as of May 10, 1999, by and between El Paso and JPMorgan Chase Bank (formerly known as The Chase
               Manhattan Bank), as Trustee (incorporated by reference to El
               Paso's Current Report on Form 8-K filed May 10, 1999).
 **4.2    --   Seventh Supplemental Indenture dated as of June 10, 2002, by and between El Paso and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, including the form of 7 7/8% Note Due June 15, 2012.
 **4.3    --   Registration Rights Agreement dated as of June 10, 2002,
               between El Paso and Credit Suisse First Boston Corporation.
 **5.1    --   Opinion of Locke Liddell & Sapp LLP as to the legality of
               the New Notes.
 **8.1    --   Opinion of Locke Liddell & Sapp LLP regarding tax matters.
  12.1    --   Computation of Ratio of Earnings to Fixed Charges.
  23.1    --   Consent of PricewaterhouseCoopers LLP.
  23.2    --   Consent of Deloitte & Touche LLP.
**23.3    --   Consent of Locke Liddell & Sapp LLP (included in Exhibit
               5.1).
  23.4    --   Consent of Huddleston & Co., Inc.
**24.1    --   Power of Attorney (included on signature page).
**99.1    --   Form of Letter to Holder of Old Notes.
**99.2    --   Form of Letter of Transmittal (with accompanying Substitute
               Form W-9 and related Guidelines).
**99.3    --   Form of Notice of Guaranteed Delivery.
**99.4    --   Form of Letter to Registered Holders and Depository Trust
               Company Participants.
**99.5    --   Form of Letter to Clients (with form of Instructions to
               Registered Holder and/or Depository Trust Company
               Participant).
**99.6    --   Form of Exchange Agent Agreement.


---------------


** Previously filed.


     All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

ITEM 22. UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) The undersigned Registrant hereby undertakes:

          (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (D) The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (G) The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 9, 2002.


                                          EL PASO CORPORATION


                                          By:     /s/ H. BRENT AUSTIN
                                             -----------------------------------
                                                      H. Brent Austin
                                               President and Chief Operating
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.



                        SIGNATURE                                TITLE                       DATE
                        ---------                                -----                       ----

                        *                                Chairman of the Board,        October 9, 2002
 ------------------------------------------------     Chief Executive Officer and
                 William A. Wise                                Director
                                                     (Principal Executive Officer)


               /s/ H. BRENT AUSTIN                           President and             October 9, 2002
 ------------------------------------------------       Chief Operating Officer
                 H. Brent Austin


               /s/ D. DWIGHT SCOTT                    Executive Vice President and     October 9, 2002
 ------------------------------------------------       Chief Financial Officer
                 D. Dwight Scott                     (Principal Financial Officer)


              /s/ JEFFREY I. BEASON                    Senior Vice President and       October 9, 2002
 ------------------------------------------------        Controller (Principal
                Jeffrey I. Beason                         Accounting Officer)


                        *                                       Director               October 9, 2002
 ------------------------------------------------
                 Byron Allumbaugh


                        *                                       Director               October 9, 2002
 ------------------------------------------------
                 John M. Bissell


                        *                                       Director               October 9, 2002
 ------------------------------------------------
               Juan Carlos Braniff


                        *                                       Director               October 9, 2002
 ------------------------------------------------
                 James F. Gibbons


                        *                                       Director               October 9, 2002
 ------------------------------------------------
               Anthony W. Hall, Jr.

                        SIGNATURE                                TITLE                       DATE
                        ---------                                -----                       ----


                        *                                       Director               October 9, 2002
 ------------------------------------------------
               Ronald L. Kuehn, Jr.


                        *                                       Director               October 9, 2002
 ------------------------------------------------
             J. Carleton MacNeil, Jr.


                        *                                       Director               October 9, 2002
 ------------------------------------------------
                 Thomas R. McDade


                        *                                       Director               October 9, 2002
 ------------------------------------------------
                  Malcom Wallop


                        *                                       Director               October 9, 2002
 ------------------------------------------------
                   Joe B. Wyatt


               */s/ H. BRENT AUSTIN
 ------------------------------------------------
                 H. Brent Austin
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **1.1    --   Purchase Agreement dated as of June 4, 2002, between El Paso and Credit Suisse First Boston Corporation.
   4.1    --   Indenture dated as of May 10, 1999, by and between El Paso and JPMorgan Chase Bank (formerly known as The Chase
               Manhattan Bank), as Trustee (incorporated by reference to El
               Paso's Current Report on Form 8-K filed May 10, 1999).
 **4.2    --   Seventh Supplemental Indenture dated as of June 10, 2002, by and between El Paso and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, including the form of 7 7/8% Note Due June 15, 2012.
 **4.3    --   Registration Rights Agreement dated as of June 10, 2002,
               between El Paso and Credit Suisse First Boston Corporation.
 **5.1    --   Opinion of Locke Liddell & Sapp LLP as to the legality of
               the New Notes.
 **8.1    --   Opinion of Locke Liddell & Sapp LLP regarding tax matters.
  12.1    --   Computation of Ratio of Earnings to Fixed Charges.
  23.1    --   Consent of PricewaterhouseCoopers LLP.
  23.2    --   Consent of Deloitte & Touche LLP.
**23.3    --   Consent of Locke Liddell & Sapp LLP (included in Exhibit
               5.1).
  23.4    --   Consent of Huddleston & Co., Inc.
**24.1    --   Power of Attorney (included on signature page).
**99.1    --   Form of Letter to Holder of Old Notes.
**99.2    --   Form of Letter of Transmittal (with accompanying Substitute
               Form W-9 and related Guidelines).
**99.3    --   Form of Notice of Guaranteed Delivery.
**99.4    --   Form of Letter to Registered Holders and Depository Trust
               Company Participants.
**99.5    --   Form of Letter to Clients (with form of Instructions to
               Registered Holder and/or Depository Trust Company
               Participant).
**99.6    --   Form of Exchange Agent Agreement.


---------------


** Previously filed.